First American Funds Complex
Rule 17g-1 Fidelity Bond Filing
Amount of Single Insured Bond for Joint Insureds
Period of Coverage: July 1, 2004-June 30, 2005

Single Insured
Fund

Bond Coverage

American Strategic Income Portfolio Inc.

400,000

American Strategic Income Portfolio Inc. II

600,000

American Strategic Income Portfolio Inc. III

750,000

American Select Portfolio Inc.

525,000

First American Minnesota Municipal Income Fund II, Inc.

250,000

American Municipal Income Portfolio Inc.

450,000

Minnesota Municipal Income Portfolio Inc.

400,000

American Income Fund, Inc.

450,000

First American Investment Funds, Inc.

2,500,000

First American Funds, Inc.

2,500,000

First American Strategy Funds, Inc.

900,000

First American Insurance Portfolios, Inc.

350,000